As filed with the Securities and Exchange Commission on August 1, 2001

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM S-3
Registration Statement Under the Securities Act of 1933
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NETWORK ENGINES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	04-3064173 (I.R.S. Employer Identification No.)

25 Dan Road
Canton, MA 02021
(781) 332-1000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
_____________________

JOHN H. CURTIS
President and Chief Executive Officer
Network Engines, Inc.
25 Dan Road
Canton, Massachusetts 02021
(781) 332-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________

Copies to:

Philip P. Rossetti, Esq.
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 333-_______.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ 333-__________.
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

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CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value per share	287,140	$0.63	$180,898	$45

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on July 30, 2001.

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The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 1, 2001

PROSPECTUS

Network Engines, Inc.

287,140 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of common stock previously issued by us to the former stockholders of IP Performance, Inc. in connection with our acquisition of that company. Of the 287,140 shares offered hereby, 92,402 shares are subject to restrictions on transfer and will not be available for resale prior to November 8, 2001. See "Selling Stockholders" beginning on page 15.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on The Nasdaq National Market under the symbol "NENG." On July 30, 2001, the closing sale price of the common stock on Nasdaq was $0.62 per share. You are urged to obtain current market quotations for the common stock.

_____________________
Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.
_____________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus is August __, 2001.

        Network Engines, Inc.'s executive offices are located at 25 Dan Road, Canton, MA 02021, our telephone number is (781) 332-1000 and our Internet address is www.networkengines.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "Network Engines," "we," "us," and "our" refer to Network Engines, Inc. and its subsidiaries. Network Engines, the Network Engines logo, WebEngine, Sierra, StorageEngine and Voyager are trademarks of Network Engines, Inc.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

NETWORK ENGINES, INC.

OUR BUSINESS:	We are a provider of scalable server appliances. Server appliances combine hardware and software to deliver information and applications over the Internet. By combining specific application functionality within small physical packaging, our server appliances are designed to meet the complex needs and requirements of e-commerce and Internet-based organizations, including web-hosting and service providers, content infrastructure providers, application service providers and larger enterprises.

OUR ADDRESS:	Our principal executive offices are located at 25 Dan Road, Canton, Massachusetts 02021. Our telephone number is (781) 332-1000. Our website is located at www.networkengines.com. Information contained in our website is not a part of this prospectus.

THE OFFERING

COMMON STOCK OFFERRED:

All of the shares offered by this prospectus are being sold by the selling stockholders. The selling stockholders consist of the former owners of IP Performance, Inc., who acquired their shares of IP Performance, Inc. by founding IP Performance, Inc. through their initial investments. They exchanged their shares in IP Performance, Inc. for the offered shares in Network Engines in connection with our acquisition of IP Performance, Inc. in November 2000.

USE OF PROCEEDS:	We will not receive any proceeds from the sale of shares in this offering.

NASDAQ NATIONAL MARKET SYMBOL:	NENG

RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones we are faced with. Additional risks and uncertainties not presently known to us, or that are currently deemed immaterial, may also impair our business operations. If any of the following risks actually occur, our financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Restructuring

We have recently announced plans to restructure our business. There can be no assurance that these plans will have the intended effect on our business.

      On July 31, 2001, we announced plans to restructure our business. These plans include a considerable reduction in our workforce and our future operating expenses. In addition, these plans include an adjustment to our business plan to concentrate our resources on our core competencies, which include hardware platform packaging and integration and the ability to integrate our hardware platforms with various operating systems, management systems and application software systems. Our restructuring plans also include a transition from primarily direct sales channels to partnerships with independent software vendors, resellers and OEMs in order to offer "turn-key" solutions for enterprise customers. There can be no assurance that these restructuring plans will have a positive effect on our financial results, the market price of our common stock or public perception of us in the server appliance marketplace, which could cause further decline in the market price of our common stock.

Risks Related to Competition Within Our Industry

If we are not able to effectively compete against providers of general-purpose servers or specific-purpose servers, our revenues will not increase and may decrease further.

      In the market for server appliances, we face significant competition from larger companies who market general-purpose or specific-purpose servers and have greater financial resources and name recognition than we do. Many of these companies have larger and more established service organizations to support these products. These and other large competitors may be able to leverage their existing resources, including their service organizations, and provide a wider offering of products and higher levels of support on a more cost-effective basis than we can. In addition, competing companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to their customers than we can. If these large competitors provide lower cost server appliances with greater functionality or support than our products, or if some of their products are comparable to ours and are offered as part of a range of products that is broader than ours, our products could become undesirable. Even if the functionality of competing products is equivalent to ours, we face a substantial risk that a significant number of customers would elect to pay a premium for similar functionality rather than purchase products from a less-established vendor. Increased competition may continue to negatively affect our business and future operating results by leading to price reductions, higher selling expenses or a reduction in our market share.

Our revenues could be reduced if general-purpose server, or specific-purpose server, manufacturers make acquisitions in order to join their extensive distribution capabilities with our smaller competitors' products.

      Compaq, Dell, Hewlett-Packard, IBM, Sun Microsystems, Network Appliance and other server manufacturers may not only develop their own server appliance solutions, but they may also acquire or establish cooperative relationships with our other current competitors, including smaller private companies. Because general-purpose server, and certain specific-purpose server, manufacturers have significant financial and organizational resources available, they may be able to quickly penetrate the server appliance market by leveraging the technology and expertise of smaller companies and utilizing their own extensive distribution channels. For example, Cobalt, a server appliance company was acquired by Sun Microsystems in December 2000. We expect that the server appliance industry will experience further consolidation. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share through consolidation.

We may sell fewer products if other vendors' products are no longer compatible with ours or other vendors bundle their products with those of our competitors and sell them at lower prices.

      Our ability to sell our products depends in part on the compatibility of our products with other vendors' software and hardware products. Developers of these products may change their products so that they will no longer be compatible with our products. These other vendors may also decide to bundle their products with other server appliances for promotional purposes and discount the sales price of the bundle. If that were to happen, our business and future operating results could suffer if we were no longer able to offer commercially viable products.

If we fail to retain and expand our customer base and the composition thereof, our revenues could decline.

      To date, our revenues have been principally derived from smaller companies in the Internet marketplace, otherwise known as "new economy" customers. As a component of our recently announced restructuring plans, we will increase the focus of our sales and marketing efforts on larger corporate and enterprise-level customers. This strategy to broaden our customer base by pursuing business opportunities from larger corporate and enterprise accounts may fail to generate sufficient revenues to offset the substantial demands that this strategy will place on our business, in particular the longer sales cycles, higher levels of service and support and volume pricing and terms that larger corporate and enterprise accounts often demand. A failure to successfully transition more of our revenues to the larger customers could materially adversely affect our operations.

Server appliance products are subject to rapid technological change due to changing operating system software and network hardware and software configurations, and our sales will suffer if our products are rendered obsolete by new technologies.

      The server appliance market is characterized by rapid technological change, frequent new product introductions and enhancements, potentially short product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge.

      New products and product enhancements can require long development and testing periods, which requires us to hire and retain scarce, technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new products could seriously damage our business. We have on occasion experienced delays in the scheduled introduction of new and enhanced products and cannot be certain that we will avoid similar delays in the future.

      Our future success depends upon our ability to enhance existing products, develop and introduce new products, satisfy customer requirements and achieve market acceptance. We cannot be certain that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner.

Risks Related to Our Financial Results

We are an early-stage company in the evolving market for server appliances and have recently released key new products.

      Because of our limited operating history in the server appliance market, it is difficult to discern trends that may emerge and affect our business. We may experience negative trends associated with seasonality that, due to our limited operating history, we have not experienced in the past. We began shipping our WebEngine Blazer and AdminEngine in June 1999 and February 2000, respectively. We began shipping our WebEngine Roadster and WebEngine Viper products in the third quarter of fiscal 2000. In February 2001 we began shipping our WebEngine Sierra, our next generation web content server appliance, designed to replace our WebEngine Blazer product, as well as our StorageEngine Voyager network attached storage server appliance. To date, these products have not obtained significant market acceptance and we cannot be sure whether these products or, additional new product offerings, will obtain market acceptance, whether they will capture adequate market share or whether we will be able to recognize significant revenue from them. Our limited historical financial performance may make it difficult for you to evaluate the success of our business to date and to assess its future viability.

      If our customers do not purchase our new and enhanced products, our revenues and operating results will be adversely affected. Factors that may affect the market acceptance of our products, some of which are beyond our control, include the following:

  the growth and changing requirements of the server appliance market;

  the performance, quality, price and total cost of ownership of our products;

  the availability, price, quality and performance of competing products and technologies; and

  the successful development of our relationships with existing and potential channel partners.

We have a history of losses and expect to experience losses in the future, which could result in the market price of our common stock declining.

      Since our inception, we have incurred significant net losses, including net losses of $4.2 million, $5.8 million and $12.5 million in fiscal 1998, 1999 and 2000, respectively, as well as net losses of $22.8 million and $48.7 million in the three and six month periods ended March 31, 2001, respectively. We expect to have net losses in the future. In addition, we had an accumulated deficit of $72.6 million as of March 31, 2001. We believe that our future growth depends upon the success of our new product development and selling and marketing efforts, which will require us to incur significant product development, selling and marketing and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain that we will achieve profitability in the future or, if we achieve profitability, that we will be able to sustain it. If we do not achieve and maintain profitability, the market price for our common stock may continue to decline.

      We anticipate that our expenses will decrease through at least the remainder of the current fiscal year as a result of our recently announced restructuring plans as we curtail discretionary selling, general and administrative expenses, consolidate our international operations, defer our expansion into Asia, implement new business strategies to efficiently maximize our resources and utilize other cost saving methods. If these, or other cost control measures that we may employ, are unsuccessful, our expenses could increase and our losses could be greater than expected, which could negatively impact the market price for our common stock.

Our revenues have fallen sharply recently and we may not be able to return to our historical revenue growth rates, which could cause our stock price to decline even further.

      Our revenues grew rapidly in fiscal 1999 and fiscal 2000 and fell sharply in the six months ended March 31, 2001. We are unable to predict whether or not we will be able to return to the rate of revenue growth achieved in fiscal 1999 and fiscal 2000 because of uncertain economic conditions, growing competition, the incremental manner in which customers implement server appliances and our inexperience in selling our recently introduced products. If we are unable to return to our historical rate of revenue growth, our stock price could experience further declines.

If the commodification of products and competition in the server appliance market increases, then the average unit price of our products may decrease and our operating results may suffer.

      Products in the server appliance market may be subject to further commodification as the industry matures and other businesses introduce more competing products. The average unit price of some of our products has already decreased, and may continue to decrease, in response to changes in product mix, competitive pricing pressures, or new product introductions by us or our competitors. If we are unable to offset decreases in our average selling prices by increasing our sales volumes, our revenues will decline. Changes in the mix of sales of our products, including the mix of higher margin sales of products sold in smaller quantities and somewhat lower margin sales of products sold in larger quantities, could adversely affect our operating results for future quarters. To maintain our gross margins, we also must continue to reduce the manufacturing cost of our products. Our efforts to produce higher margin products, continue to improve our products and produce new products may make it difficult to reduce our manufacturing cost per product. Further, our current reliance on our single manufacturer, SCI Systems, may not allow us to reduce our cost per product.

Our quarterly revenues and operating results may fluctuate due to a lack of growth of the server appliance market in general or failure of our products to achieve market acceptance.

      Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter because server appliances generally, and our current products in particular, are relatively new and the future growth of the market for our products is uncertain. In addition, we expect to rely on additional new products for growth in our net revenues in the future. If the server appliance market in general fails to grow as expected or our products fail to achieve market acceptance, our quarterly net revenues and operating results may fall below the expectations of investors and public market research analysts. In this event, the price of our common stock could decline.

We derive a substantial portion of our revenues from a small number of customers, and our revenues may decline significantly if any major customer cancels or delays a purchase of our products.

      A relatively small number of customers accounted for a significant portion of our net revenues. In fiscal 1999, sales to three customers accounted for 46%, 28% and 14% of net revenues. In fiscal 2000, sales to two customers accounted for 16% and 12% of net revenues. In the six months ended March 31, 2001, sales to one customer accounted for 12% of net revenues. None of our customers is obligated to purchase any quantity of our products in the future. If any of our large customers stop purchasing from us, delay future purchases or discontinue use of our technology, our revenues and profitability may be adversely affected, our reputation in the industry may suffer and our ability to predict cash flow accurately may decrease. Accordingly, unless and until we diversify and expand our customer base, our future success will depend upon the timing and size of future purchase orders, if any, from our largest customers.

Risks Related to Growth of the Internet and the Server Appliance Market

If server appliances are not increasingly adopted as a means to deliver information and conduct commerce over the Internet, the market for our products will not grow and the market price for our common stock could decline as a result of lower revenues or reduced investor expectations.

      We expect that substantially all of our revenues will come from sales of our newest and future server appliance products. As a result, we depend on the growing use of server appliances as a means to deliver information and conduct commerce over the Internet. The market for server appliance products, particularly those using the Internet to deliver information and process commercial transactions, has only recently begun to develop and is evolving rapidly. Because this market is new, we cannot predict its potential size or future growth rate. Our revenues may not grow and the market price for our common stock could decline if the server appliance market does not grow rapidly.

      We believe that our expectations for the growth of the server appliance market may not be fulfilled if customers continue to use general-purpose servers. The role of our server appliances could, for example, be limited if general-purpose servers become better at performing functions currently being performed by our server appliances or are offered at a lower cost. This could force us to further lower the prices of our products or result in fewer sales of our products.

If the market for server appliance products does not grow because medium to large Internet service providers and application service providers in our target market are not receptive to them, our revenues may not grow.

      Large Internet service providers and application service providers that offer hosting services may not be as receptive to our products as other organizations because they currently rely on, and their buying programs are more likely to be based on, established, proprietary operating systems and general-purpose servers. In addition, we expect that Internet service providers that specialize in providing Internet access and non-hosting services to consumers will not be substantial purchasers of our products. Consolidation has begun to occur in the Internet service provider and application service provider market, with many large Internet service providers and application service providers acquiring smaller and regional companies. Continued consolidation in this market could result in some of our customers being absorbed into larger organizations. This consolidation may increase the number of larger corporations that may not be as receptive to our products and, as a result, our revenues would not grow and may even decrease.

Potential increases or changes in governmental regulation of Internet communication and commerce could discourage the growth of the Internet, which could decrease the demand for our products.

      Due to concerns arising from the increasing use of the Internet, a number of laws and regulations have been, and may be, adopted covering issues including user privacy, taxation, pricing, acceptable content and quality of products and services. Legislative changes could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. Further, due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might attempt to regulate Internet transmissions or levy sales or other taxes relating to Internet-based activities. Moreover, the applicability to the Internet of existing laws, including laws governing property ownership, libel and personal privacy, is uncertain. We cannot assess the possible negative impact of any future regulation of the Internet on our business.

Risks Related to Our Marketing and Sales Efforts

We need to effectively manage our sales and marketing operations to continue to increase market awareness and sales of our products. If we fail to do so, our growth, if any, will be limited.

      Through our recent restructuring plans, we significantly reduced our selling and marketing personnel in an attempt to reduce operating expenses and to conserve cash. Although we have fewer selling and marketing personnel, we must continue to increase market awareness and sales of our products. If we fail in this endeavor, our growth, if any, will be limited.

Our efforts to promote our brand may not result in the desired brand recognition by customers or in increased sales.

      In the fast growing market for server appliances, we believe we need a strong brand to compete successfully. In order to attract and retain customers, we believe that our brand must be recognized and viewed favorably by our customers and end users. As part of our recent restructuring plans, we reduced our marketing programs. If we are unable to design and implement effective marketing campaigns or otherwise fail to promote and maintain our brand, our sales may not increase and our business may be adversely affected. Our business may also suffer if we incur excessive expenses promoting and maintaining our brand but fail to achieve the expected or desired increase in revenues.

If we are unable to effectively manage our customer service and support activities, we may not be able to retain our existing customers and attract new customers.

      We have a small customer service and support organization. We need to effectively manage our customer support operations to ensure that we maintain good relationships with our customers. If our customer support organization is unsuccessful in maintaining good customer relationships, we may lose customers to our competitors and our reputation in the market could be damaged. As a result, we may lose revenue and incur losses greater than expected.

Risks Related to Our Product Manufacturing

We rely on a single contract manufacturer to produce our products, which could have an adverse affect on our operations.

      Our agreement with SCI Systems does not guarantee production levels, manufacturing line space or manufacturing prices. In addition, our agreement with SCI renews annually and allows either party to elect not to renew the agreement. If we are required to, or if we choose to, change outside manufacturers, we may experience transitional difficulties and we may lose sales and customer relationships may suffer. In addition, in the event that we require additional manufacturing capacity, SCI Systems may not have additional facilities available when we need them. Commencing volume production or expanding production to another facility owned by SCI Systems may be expensive and time-consuming. In addition, commencement of the manufacturing of our products at additional SCI Systems manufacturing sites we may need in the future may cause transitional problems, including delays and quality control issues, which could cause us to lose sales and impair our ability to achieve profitability. We may need to find new outside manufacturers to manufacture our products in higher volume and at lower costs to meet increased demand and competition.

      In addition, Sanmina Corporation and SCI Systems have recently announced their plans to merge. There can be no assurance as to the effect, positive or negative, that this merger will have on the operation of SCI as it relates to our agreement with them.

If we do not accurately forecast our component requirements, our business and operating results could be adversely affected.

      We use rolling forecasts based on anticipated product orders to determine our component requirements. Lead times for materials and components that we order vary significantly and depend on factors including specific supplier requirements, contract terms and current market demand for those components. In addition, a variety of factors, including the timing of product releases, potential delays or cancellations of orders and the timing of large orders, make it difficult to predict product orders. As a result, our component requirement forecasts may not be accurate. If we overestimate our component requirements, we may have excess inventory, which would increase our costs. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our business and operating results.

Our dependence on sole source and limited source suppliers for key components makes us susceptible to supply shortages that could prevent us from shipping customer orders on time, if at all, and could result in lost sales or customers.

      We depend upon single source and limited source suppliers for our industry-standard processors and power supplies and our custom-printed circuit boards, chassis and sheet metal parts. We also depend on limited sources to supply several other industry-standard components. We have in the past experienced, and may in the future experience, shortages of, or difficulties in acquiring, components needed to produce our products. Shortages have been of limited duration and have not yet caused delays in production of our products. However, shortages in supply of these key components for an extended time would cause delays in the production of our products, prevent us from satisfying our contractual obligations and meeting customer expectations, and result in lost sales or customers. If we are unable to buy components we need or if we are unable to buy components at acceptable prices, we will not be able to manufacture and deliver our products on a timely or cost-effective basis to our customers.

Risks Related to Our Products' Dependence on Intellectual Property and Our Use of Our Brand

Our reliance upon contractual provisions and domestic trademark laws to protect our proprietary rights may not be sufficient to protect our intellectual property from others who may sell similar products.

      Our products are differentiated from those of our competitors by our internally developed software and hardware and the manner in which they are integrated into our products. If we fail to protect our intellectual property, other vendors could sell products with features similar to ours, and this could reduce demand for our products. We believe that the steps we have taken to safeguard our intellectual property afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets we own. Despite the precautions we have taken, laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies.

      In addition, the laws of the countries in which we decide to market our services and solutions may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third-parties to benefit from our technology without paying us for it, which would significantly harm our business.

We have invested substantial resources in developing our products and our brand, and our operating results would suffer if we were subject to a protracted infringement claim or one with a significant damages award.

      Substantial litigation regarding intellectual property rights and brand names exists in our industry. We expect that server appliance products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We are not aware that our products employ technology that infringes any proprietary rights of third parties. However, third parties may claim that we infringe their intellectual property rights. Any claims, with or without merit, could:

  be time-consuming to defend;

  result in costly litigation;

  divert our management's attention and resources;

  cause product shipment delays; or

  require us to enter into royalty or licensing agreements.

      Royalty or licensing agreements may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us or our failure or inability to license the infringed or similar technology could adversely affect our business because we would not be able to sell the impacted product without redeveloping it or incurring significant additional expenses.

Other Risks Related to Our Business

If we do not retain our senior management, we may not be able to successfully execute our business plan.

      The loss of key members of our management team could harm us. Our success is substantially dependent on the ability, experience and performance of these members of our senior management team. Because of their ability and experience, if we lose one or more of these members, we may not be able to implement successfully our business strategy.

If we fail to retain a significant number of qualified technical personnel, we may not be able to develop and introduce our products on a timely basis.

      We require the services of a substantial number of qualified technical personnel. The market for qualified personnel is characterized by intense competition, as well as a high level of employee mobility, which makes it particularly difficult to attract and retain the qualified technical personnel we require. We have experienced the negative effects of an economic slowdown. Our revenues have declined significantly during the past six months and the market price of our common stock has decreased significantly. As a result, we have undertaken plans to substantially reduce our operating expenditures, including a reduction in the number of personnel in our organization. This reduction in personnel places added pressure on the remaining employees and management of the Company. These and other factors may make it difficult for us to retain the qualified employees and management that we need to effectively manage our business operations, including key research and development activities. If we are unable to retain a sufficient number of technical personnel we may not be able to complete development of, or upgrade or enhance, our products in a timely manner, which could negatively impact our business and could hinder any future growth.

If we cannot manage our international operations profitably, our revenues may not increase and our business and results of operations would be adversely affected.

      We have limited experience managing an international sales operation. There are risks and complexities inherent in conducting international operations, including, for example, longer payment cycles, local labor laws and practices and the complexity of complying with additional regulatory requirements. Any of these factors, and our inexperience, may limit our ability to profitably manage our international operations and, consequently, our business and results of operations may suffer.

If our products fail to perform properly and conform to our specifications, our customers may demand refunds or assert claims for damages and our reputation and operating results may suffer.

      Because our server appliance products are complex, they could contain errors or bugs that can be detected at any point in a product's life cycle. In the past we have discovered errors in some of our products and have experienced delays in the shipment of our products during the period required to correct these errors or we have had to replace defective products that were already shipped. These delays and replacements have principally related to new product releases. Errors in our products may be found in the future and any of these errors could be significant. Detection of any significant errors may result in:

  the loss of or delay in market acceptance and sales of our products;

  diversion of development resources;

  injury to our reputation; or

  increased maintenance and warranty costs.

      These problems could harm our business and future operating results. Product errors or delays could be material, including any product errors or delays associated with the introduction of new products or the versions of our products that support Windows or Linux operating systems. If our products fail to conform to warranted specifications, customers could demand a refund for the purchase price or assert claims for damages.

      Moreover, because our products are used in connection with critical distributed computing systems services, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims. Liability claims could exceed our insurance coverage and require us to spend significant time and money in litigation or to pay significant damages. Any claims for damages, whether or not successful, could seriously damage our reputation and our business.

We may need additional capital that may not be available to us and, if raised, may dilute our existing investors' ownership interest in us.

      We may need to raise additional funds to develop or enhance our services and solutions, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

Our stock may be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control that may prevent our stockholders from reselling our common stock at a profit.

      The securities markets have experienced significant price and volume fluctuations in the past and the market prices of the securities of technology companies have been especially volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock for a profit. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources. The recent decline in the market price of our common stock and market conditions generally could adversely affect our ability to raise additional capital, to complete future acquisitions of or investments in other businesses and to attract and retain qualified technical and sales and marketing personnel.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

      Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and, without any further vote or action on the part of the stockholders, will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over the rights of the holders of common stock and could adversely affect the price of our common stock. The issuance of this preferred stock may make it more difficult for a third party to acquire us or to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

      In addition, provisions of our second amended and restated certificate of incorporation, second amended and restated by-laws and equity compensation plans may deter an unsolicited offer to purchase Network Engines. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving Network Engines. For example, our board of directors will be divided into three classes, only one of which will be elected at each annual meeting. These factors may further delay or prevent a change of control of our business.

Future sales by existing stockholders could depress the market price of our common stock.

      Sales of a substantial number of shares of our common stock by existing stockholders could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

If market price of our common stock is not quoted on a national exchange, our ability to raise future capital may be hindered and the market price of our common stock may be negatively impacted.

      The market price for our common stock has significantly declined recently. As a result, there is the potential that our common stock could be de-listed from The NASDAQ National Market. If this occurs we may experience difficulties in raising future capital, if needed, to continue our business operations. In addition, in the event that the market price of our common stock is not quoted on the NASDAQ National Market our stock price may be further negatively impacted.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

      All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders." We will not receive any proceeds from the sale of shares by the selling stockholders.

      The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the offered shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

      We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of IP Performance, Inc. in November 2000. The selling stockholders consist of the former owners of IP Performance, Inc., who acquired their offered shares through that private placement in exchange for their shares of IP Performance, Inc. The following table sets forth, to our knowledge, certain information about the selling stockholders as of July 31, 2001.

      Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after July 31, 2001 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered (2)		Shares of Common Stock to be Beneficially Owned After Offering (1)(3)

	Number	Percentage	Beneficially Owned	Held of Record	Number	Percentage
Brobeck Phleger & Harrison LLP	3,663	*	3,663	3,663	-	*
S. Michael Dunn	916	*	916	916	-	*
Matthew Finlay (4) (5)	4,830	*	2,529	2,529	2,301	*
Robert B. Gordon (4) (5)	24,150	*	12,649	12,649	11,501	*
Greg Joyce (4) (5)	121,156	*	63,248	63,248	57,908	*
Rob Netzer (4) (5)	24,806	*	12,649	12,649	12,157	*
John Thuotte (4) (5)	96,600	*	96,600	96,600	-	*
Thomas O. Tucker (4) (5)	146,150	*	75,897	75,897	70,253	*
VIEO, Inc.	6,340	*	6,340	6,340	-	*
Steve Wise (4) (5)	24,988	*	12,649	12,649	12,339	*

* Less than one percent

(1)	Of the total shares of common stock listed as owned by the selling stockholders, a total of 45,045 shares are held in an escrow account to secure indemnification obligations of the former stockholders of IP Performance, Inc. to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to the selling stockholders on or about November 8, 2001. The number of shares indicated as owned by each selling stockholder includes those shares (representing 10% of the aggregate number of shares listed as beneficially owned by each selling stockholder) that such selling stockholder is entitled to receive upon distribution of these shares from the escrow account if no shares are withheld by us in satisfaction of indemnification claims.

(2)	Of the total shares of common stock being offered, 92,402 shares are subject to restrictions on transfer and will not be available for resale until November 8, 2001. The 92,402 shares subject to restrictions on transfer are allocated among the selling stockholders as follows: Brobeck, Phleger & Harrison LLP, 366 shares; S. Michael Dunn, 92 shares; Matthew Finlay, 1,150 shares; Robert E. Gordon, 5,750 shares; Greg Joyce, 28,750 shares; Rob Netzer, 5,750 shares; John Thuotte, 9,660 shares; Thomas O. Tucker, 34,500 shares; VIEO, Inc., 634 shares; and Steve Wise, 5,750 shares.

(3)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will sell all of the shares covered by this prospectus.

(4)	Employees or former employees of Network Engines, Inc. or IP Performance, Inc.

(5)	Shares of common stock received by certain selling stockholders in exchange for their shares of IP Performance, Inc. in connection with our acquisition of IP Performance, Inc. in November 2000 are subject to restrictions on transfer contained in restricted stock agreements entered into between such selling stockholders and the Company. Unless otherwise permitted pursuant to the terms of such restricted stock agreements, such selling stockholders are prohibited from selling (i) 71.43% of such shares prior to November 8, 2001, (ii) 47.62% of such shares prior to November 8, 2002, and (iii) 23.81% of such shares prior to November 8, 2003.

None of the selling stockholders named above has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that Messrs. Finlay, Gordon, Joyce, Netzer, Thuotte, Tucker and Wise became employees of Network Engines upon our acquisition of IP Performance, Inc. in November 2000.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. For purposes of the following description, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

–	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

–	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

–	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

–	an over-the-counter distribution in accordance with the rules of The Nasdaq National Market;

–	in privately negotiated transactions; and

–	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the "non-employee" selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

      In order to comply with the securities laws of some states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities and Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some types of liabilities, including liabilities arising under the Securities Act.

      At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

      We have agreed to indemnify the selling stockholders against specified liabilities, including liabilities under the Securities Act.

      We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (ii) May 8, 2002 (or such later date as of which we no longer have any other secondary shelf registration statement in effect).

LEGAL MATTERS

      The validity of the common stock offered by this prospectus has been passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended September 30, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

      This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to the sale of all the shares covered by this prospectus.

(1)	our annual report on Form 10-K for the fiscal year ended September 30, 2000 (as amended on Form 10-K/A filed with the Securities and Exchange Commission on July 24, 2001);

(2)	our quarterly report on Form 10-Q for the quarterly period ended December 31, 2000 (as amended on Form 10-Q/A filed with the Securities and Exchange Commission on July 24, 2001);

(3)	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2001 (as amended on Form 10-Q/A filed with the Securities and Exchange Commission on July 24, 2001);

(4)	all of our filings pursuant to the Securities Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

(5)	the description of our common stock contained in our registration statement on Form 8-A (filed on June 21, 2000).

      You may request a copy of these documents, which will be provided to you at no cost, by contacting:

Network Engines, Inc. 25 Dan Road Canton, Massachusetts 02021 Attention: Investor Relations Telephone: (781) 332-1000 Email: ir@networkengines.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

       The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$ 45
Legal fees and expenses	$ 5,000
Accounting fees and expenses	$ 2,000
Printing, EDGAR formatting and mailing expenses	$ 1,500
Miscellaneous expenses	$ 1,455

Total Expenses	$ 10,000

Item 15.  Indemnification of Directors and Officers.

       Article EIGHTH of the Registrant's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

       Article NINTH of the Certificate of Incorporation provides that a director or officer of the Registrant shall be indemnified by the Registrant against:

(a) all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

(b) all expenses (including attorneys' fees) and amounts paid in the settlement incurred in connection with any action by or in the right of the Registrant brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses.

       Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including the dismissal of an action without prejudice, he or she is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

       Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within sixty days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

       Article NINTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to fullest extent permitted by such law as so amended.

       Section 145 of the Delaware Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

       The Registrant maintains a directors' and officers' insurance policy that covers certain liabilities of directors and officers of the Registrant, including liabilities under the Securities Act of 1933. The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16.  Exhibits

EXHIBIT NUMBER	DESCRIPTION

3.1*	Second Amended and Restated Certificate of Incorporation of Network Engines, Inc.
3.2*	Second Amended and Restated By-laws of Network Engines, Inc.
5.1	Opinion of Hale and Dorr LLP.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
24.1	Power of Attorney (See page II-4 of this Registration Statement).

* Previously filed as an exhibit to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 21, 2000 and incorporated herein by reference.

Item 17. Undertakings

Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(I) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act , that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on August 1, 2001.

                                                                                                 NETWORK ENGINES, INC.

                                                                                                 /s/ John H. Curtis
                                                                                                 John H. Curtis
                                                                                                 President and Chief Executive Officer
                                                                                                 (Principal Executive Officer)

                                                                                                 /s/ Douglas G. Bryant
                                                                                                 Douglas G. Bryant
                                                                                                 Vice President of Administration, Chief
                                                                                                 Financial Officer, Treasurer and Secretary
                                                                                                 (Principal Financial Officer and Principal
                                                                                                 Accounting Officer)

SIGNATURES AND POWER OF ATTORNEY

       We, the undersigned officers and directors of Network Engines, Inc., hereby severally constitute and appoint John H. Curtis and Douglas G. Bryant, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Network Engines, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed as of August 1, 2001 by the following persons in the capacities indicated.

/s/ John H. Curtis	President and Chief Executive Officer (Principal Executive Officer)
John H. Curtis

/s/ Douglas G. Bryant Douglas G. Bryant	Vice President of Administration, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)
Director
Dennis A. Kirshy
Director
Frank M. Polestra

/s/ Lawrence A. Genovesi	Director
Lawrence A. Genovesi

/s/ John A. Blaeser	Director
John A. Blaeser

/s/ Lawrence Kernan	Director
Lawrence Kernan

/s/ Robert M. Wadsworth	Director
Robert M. Wadsworth

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1*	Second Amended and Restated Certificate of Incorporation of Network Engines, Inc.
3.2*	Second Amended and Restated By-laws of Network Engines, Inc.
5.1	Opinion of Hale and Dorr LLP.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
24.1	Power of Attorney (See page II-5 of this Registration Statement).

* Previously filed as an exhibit to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 21, 2000 and incorporated herein by reference.